UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2026

FactSet Research Systems Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-11869	13-3362547
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

45 Glover Avenue
Norwalk, Connecticut 06850
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (203) 810-1000

Former name or former address, if changed since last report: None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	FDS	New York Stock Exchange LLC
The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Helen Shan as Chief Financial Officer

On April 8, 2026, FactSet Research Systems Inc. (the “Company”) announced that, effective April 13, 2026, Helen Shan, the Chief Financial Officer of the Company (“CFO”), will transition out of her position as CFO and will become eligible to receive severance benefits upon her termination of employment in accordance with the Company’s Executive Severance Plan and Ms. Shan’s equity letter agreement with the Company (a form of which is attached as Exhibit 10.8 to the Company’s Annual Report on Form 10-K for the year ending August 31, 2025). Ms. Shan is expected to remain employed with the Company for a transitional period, during which she will be eligible to receive a base salary, FY 2026 bonus and employee benefits, but will not be eligible for any new incentive awards or any FY 2027 bonus.

Ms. Shan’s eligibility to receive the severance and transition benefits described above is subject to her execution of a separation agreement, a copy of which is expected to be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending May 31, 2026.

Appointment of Joshua Warren as Chief Financial Officer

On April 8, 2026, the Company announced that the board of directors of the Company appointed Joshua Warren as its CFO. Mr. Warren will commence employment with the Company on April 13, 2026 (the “Start Date”).

Mr. Warren, age 46, has served as the Chief Financial Officer of Envestnet, Inc. from 2023 to 2025. Previously, he served as the Managing Director and Global Head of Business Strategy for iShares and Index Investments for BlackRock, Inc. (“BlackRock”) from 2021 to 2023, and prior to that, he was the Managing Director in BlackRock’s Corporate Strategy and Development team. Prior to joining BlackRock in 2015, Mr. Warren’s experience included roles at Barclays Capital Inc.; Foros Group; the United States Department of the Treasury; and Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Warren holds a Juris Doctor from the New York University School of Law and a Bachelor of Arts in Philosophy and History from Dartmouth College.

In connection with his appointment, Mr. Warren and the Company entered into an employment agreement, dated April 2, 2026 (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Warren will be paid an annual base salary of $500,000, and he will be eligible to receive an annual target cash bonus equal to 110% of his base salary, with any annual cash bonus for fiscal year 2026 pro-rated from the Start Date. Beginning with fiscal year 2027, Mr. Warren will be eligible to receive an annual equity award with a target grant date value of $2,250,000. As soon as administratively practicable after the Start Date, Mr. Warren will receive a one-time, new-hire equity grant with a grant date value of $1,500,000 (the “New Hire Award”), of which (i) $750,000 will be granted as non-qualified stock options, (ii) $500,000 will be granted as restricted stock units (“RSUs”), and (iii) $250,000 in cash. The portion of the New Hire Award that consists of stock options and RSUs will vest 50% on each of the third and fourth anniversaries of the grant date, subject to continued service. The portion of the New Hire Award that consists of cash will be paid within 30 days of the Start Date, and will be repayable in full by Mr. Warren on a gross basis if he resigns or if his employment is terminated by the Company for Cause (as defined in the Executive Severance Plan), in each case, prior to the first anniversary of the Start Date.

The Employment Agreement provides that Mr. Warren will be entitled to participate in the Company’s Executive Severance Plan and, promptly after the Start Date, will receive and become a party to an equity letter agreement substantially in the form attached as Exhibit 10.8 to the Company’s Annual Report on Form 10-K for the year ending August 31, 2025.

The foregoing summary of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending May 31, 2026, and the terms of which are incorporated herein by reference.

There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Warren and any of the Company’s executive officers, directors or persons nominated or chosen to become a director or executive officer. Mr. Warren has not engaged in any transaction with the Company during the last fiscal year, and does not propose to engage in any transaction, that would be reportable under Item 404(a) of Regulation S-K.

A copy of the press release announcing Ms. Shan’s transition and Mr. Warren’s appointment is included as an exhibit to this report.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release
104	Cover page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FACTSET RESEARCH SYSTEMS INC. (Registrant)

April 8, 2026	By:	/s/ Christopher McLoughlin
Christopher McLoughlin Chief Legal Officer and Corporate Secretary